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                                                                     EXHIBIT a.5
                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036

                        BROWNING-FERRIS INDUSTRIES, INC.

                           OFFER TO PURCHASE FOR CASH
                  UP TO 15,000,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 1, 1997, UNLESS THE OFFER IS EXTENDED.

                                                               September 4, 1997

To Brokers, Dealers, Commercial
   Banks, Trust Companies and
   Other Nominees:

     In our capacity as Dealer Manager (the "Dealer Manager"), we are enclosing the material listed below relating to the offer of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), to purchase up to 15,000,000 shares of its Common Stock, par value $.16 2/3 per share (the "Shares") (including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of June 1, 1988, as amended, between the Company and First Chicago Trust Company of New York, as the Rights Agent), at prices not greater than $39.00 nor less than $34.00 per Share, net to the seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 4, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single price (not greater than $39.00 nor less than $34.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 15,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $39.00 nor less than $34.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described in the Offer to Purchase.

     The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tenders will be returned.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. The Offer is, however, subject to other conditions. See Section 7 of the Offer to Purchase.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

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     For your information and for forwarding to your clients, we are enclosing the following documents:

          1. The Offer to Purchase, which includes as annexes thereto the Company's Quarterly Report on Form 10-Q for the third quarter of the Company's 1997 fiscal year other than the exhibits thereto.

          2. The Letter of Transmittal for your use and for the information of your clients.

          3. A letter to stockholders of the Company from the President and Chief Executive Officer of the Company.

          4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase).

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

          7. A return envelope addressed to First Chicago Trust Company of New York, the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 1, 1997, UNLESS THE OFFER IS EXTENDED.

     The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

     As described in the Offer to Purchase, if more than 15,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, the Company will purchase Shares in the following order of priority: (a) all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any stockholder who owned beneficially an aggregate of fewer than 100 Shares (including any Shares held in the Dividend Reinvestment Plan (the "Reinvestment Plan")) as of the close of business on September 3, 1997 and who validly tenders all of such Shares (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (b) after purchase of all the foregoing Shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares, other than Shares held in the Reinvestment Plan).

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

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     Any questions or requests for assistance or additional copies of the enclosed materials may be directed to Morrow & Co., Inc. (the "Information Agent") or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          Morgan Stanley Dean Witter

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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